Verde Bio Holdings Announces  Entry Into Business Combination Agreement with SensaSure Technologies, Inc.

Transaction will provide Formation Minerals Inc., a wholly-owned subsidiary of SensaSure Technologies, Inc. (OTCQB: SSTC) the ability to be one of the first end to end platforms to build, run, manage, grow and monetize oil and gas mineral and royalty portfolios

LAS VEGAS, NV and JACKSBORO, TX, December 15, 2023 – Verde Bio Holdings, Inc. (OTC: VBHI) (“Verde”), an emerging oil and gas royalty company, and SensaSure Technologies, Inc. (OTCQB: SSTC) (“SSTC”) today announced that Verde has entered into an agreement and plan of merger (the “Merger Agreement”) with SSTC and Formation Minerals Inc. (“FM”), a wholly-owned subsidiary of SSTC, pursuant to which Verde will merge with and into FM, with FM continuing as the surviving entity resulting from the merger (the “Merger”).

The closing of the Merger is subject to the satisfaction or waiver of various conditions, including the approval of Verde’s stockholders. If the Merger is approved, holders of Verde stock will receive shares of SSTC stock pursuant to an exchange ratio formula set forth in the Merger Agreement.

The combined company will focus on the acquisition of minerals and royalties under Verde’s current business plan.

The Merger has been unanimously approved by the Board of Directors of both companies and is expected to close in the first quarter of 2024, subject to the effectiveness of a registration statement to be filed with the U.S. Securities and Exchange Commission to register the securities to be issued in connection with the merger, and the satisfaction of customary closing conditions.

Verde’s Chief Executive Officer and President, Scott Cox, commented, “We are pleased to announce this strategic transaction which we expect will simplify our corporate structure, reduce costs and further support the integration and optimization of our portfolio.”

“Verde believes that this transaction represents the company’s commitment to delivering value to the stockholders,” continued Mr. Cox. “The proposed merger represents an exciting opportunity for shareholders of each company, and we believe it gets us one step closer to our goal of becoming a major player in the minerals and royalties world.”

About Verde Bio Holdings, Inc.

Verde Bio Holdings, Inc. is an oil and gas Company engaged in the acquisition and management of mineral and royalty interests in lower risk, onshore oil and gas properties within the major oil and gas plays in the U.S. The company’s dual-focused growth strategy relies primarily on leveraging management’s expertise to grow through the strategic acquisition of revenue producing royalty interest and strategic and opportunistic non-operated working interests. For more information on Verde Bio Holdings, Inc., visit www.verdebh.com.

About Formation Minerals Inc.

Formation Minerals Inc. is a recently formed wholly-owned subsidiary of SSTC formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Spartan Capital Securities, LLC is serving as financial advisors to the Merger.

For more information, contact:
Kirin Smith, President
PCG Advisory, Inc.
ksmith@pcgadvisory.com

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1955. These forward-looking statements include, without limitation, FM’s and Verde’s expectations with respect to the proposed business combination between FM and Verde, including statements regarding the benefits of the transaction, the anticipated timing of the transaction, the implied valuation of Verde, the products offered by Verde and the markets in which it operates, and Verde’s projected future results. Words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside FM’s and Verde’s control and are difficult to predict. Factors that may cause actual future events to differ materially from the expected results, include, but are not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of FM’s securities, (ii) the risk that the transaction may not be completed by the business combination deadline, even if extended by its stockholders, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the Merger Agreement by the stockholders of Verde, (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (v) the failure to obtain any applicable regulatory approvals required to consummate the business combination; (vi) the receipt of an unsolicited offer from another party for an alternative transaction that could interfere with the business combination, (vii) the effect of the announcement or pendency of the transaction on Verde’s business relationships, performance, and business generally, (viii) the inability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of the post-combination company to grow and manage growth profitability and retain its key employees, (ix) costs related to the business combination, (x) the outcome of any legal proceedings that may be instituted against Verde or FM following the announcement of the proposed business combination, (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed business combination, and identify and realize additional opportunities, (xii) the risk of downturns and the possibility of rapid change in the highly competitive industry in which Verde operates, (xiii) the risk of the occurrence of extraordinary events, such as terrorist attacks, disease epidemics or pandemics, severe weather events and natural disasters, (xiv) the risk that periods of rapid growth and expansion could place a significant strain on Verde’s resources, including its employee base, which could negatively impact Verde’s operating results; (xv) the risk that Verde may never achieve or sustain profitability; (xvi) the risk that Verde may need to raise additional capital to execute its business plan, which many not be available on acceptable terms or at all; and (xvii)

other risks and uncertainties indicated from time to time in the proxy statement and/or prospectus to be filed relating to the business combination, including those under the “Risk Factors” section therein and in Verde’s other filings with the U.S. Securities and Exchange Commission (the “SEC”). The foregoing list of factors is not exhaustive. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Verde and FM assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Important Information and Where to Find It

In connection with the transaction, Verde intends to file a proxy statement and/or registration statement on Form S-4 (the “Proxy Statement/Registration Statement”) with the SEC, which will include a preliminary proxy statement to be distributed to holders of Verde’s common stock in connection with Verde’s solicitation of proxies for the vote by Verde’s stockholders with respect to the transaction and other matters as described in the Proxy/Registration Statement, as well as, if applicable, a prospectus relating to the offer of the securities to be issued to Verde stockholders in connection with the transaction. After the Proxy/Registration Statement has been approved by the SEC, Verde will mail a definitive proxy statement, when available, to its stockholders. Before making any voting or investment decision, investors and security holders and other interested parties are urged to read the proxy statement and/or prospectus, any amendments thereto and any other documents filed with the SEC carefully and in their entirety when they become available because they will contain important information about Verde, FM and the transaction. Investors and security holders may obtain free copies of the preliminary proxy statement/prospectus and definitive proxy statement/prospectus (when available) and other documents filed with the SEC by Verde through the website maintained by the SEC at http://www.sec.gov, or by directing a request to: PO Box 67, Jacksboro, Texas 76458.

Participants in Solicitation

FM and Verde and their respective directors and certain of their respective executive officers and other members of management and employees may be considered participants in the solicitation of proxies with respect to the transaction. Information about the directors and executive officers of Verde is set forth in its Annual Report on Form 10-K for the fiscal year ended April 30, 2023 filed with the SEC on August 2, 2023. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement and/or prospectus and other relevant materials to be filed with the SEC regarding the transaction when they become available. Stockholders, potential investors and other interested persons should read the proxy statement and/or prospectus carefully when it becomes available before making any voting or investment decisions. When available, these documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended, or an exemption therefrom.